We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Featherlite Mfg., Inc. for the year ended December 31, 1997 of our report on the consolidated financial statements dated February 2, 1998 which appears on page 24 of the annual report to shareholders for the year ended December 31, 1997.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-90860) of the Featherlite Mfg., Inc. 1994 Stock Option Plan and Registration Sttement on Form S-3 (No. 333-20969) of our reports, each dated February 2, 1998, on the consolidated financial statements of Featherlite Mfg., Inc., which reports and statements appear, or are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1997.



                                       /s/  McGladrey & Pullen, LLP


Rochester, Minnesota
March 28, 1998